Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
To the Board of Directors of
Air Products and Chemicals, Inc.:
We consent to the incorporation by reference in the Registration Statements (No. 333-54224, 333-56292, 333-73105, 333-81358, 333-95317, 333-100210, 333-103809, 333-113881, 333-113882, 333-121262, 333-123477, 333-132599, 333-141336, 333-141337, 333-141338, 333-149813) on Form S-8 and in the Registration Statements (No. 333-33851 and 333-111792) on Form S-3 of Air Products and Chemicals, Inc. (the Company) of our reports dated 25 November 2008, with respect to the consolidated balance sheets of Air Products and Chemicals, Inc. and subsidiaries as of 30 September 2008 and 2007, and the related consolidated income statements and consolidated statements of shareholders’ equity and cash flows for each of the years in the three-year period ended 30 September 2008, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of 30 September 2008, which reports appear or are incorporated by reference in the 30 September 2008 Annual Report on Form 10-K of Air Products and Chemicals, Inc.
Our reports refer to the Company’s adoption of Financial Accounting Standards Board (FASB) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” effective 1 October 2007, Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” as of 30 September 2007, and FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations,” effective 30 September 2006.

/s/ KPMG LLP
Philadelphia, Pennsylvania
25 November 2008